                                 EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into and made effective as of June 19, 1996 by and between National Quality Care, Inc., ("Employer") a Delaware corporation, and Ron Berkowitz ("Employee").


                                   R E C I T A L S

         WHEREAS, Employer is desirous of hiring Employee as one of its key employees; and

         WHEREAS, Employee is willing to accept employment as an employee of Employer; and

         WHEREAS, the parties hereto desire to delineate the responsibilities of Employee and the expectations of Employer;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

                                      AGREEMENT

         1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

         2. TERM OF EMPLOYMENT. The employment of Employee pursuant to the terms of this Agreement shall commence on July 8, 1996 and shall continue for a period of five (5) years, unless sooner terminated pursuant to the provisions hereof.

         3.  DUTIES.

         3.1. BASIC DUTIES. Subject to the direction and control of the Board of Directors of Employer, Employee shall serve as the Chief Financial Officer of Employer and shall fulfill all duties and obligations of such office. Employer shall report directly to the Chief Executive Officer with respect to the performance of his duties under this Agreement.

         3.2.  OTHER DUTIES OF EMPLOYEE.  In addition to the foregoing,
Employee shall perform such other or different duties related to those set forth in Paragraph 3.1 as may be assigned to him from time to time by Employer; PROVIDED, HOWEVER, that any such additional assignment shall be at a level of responsibility commensurate with that set forth in Paragraph 3.1 and PROVIDED,

FURTHER, that Employee may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or entities that in the judgment of Employer will not present any conflict of interest with Employer or any of its operations or adversely affect the performance of Employee's duties pursuant to this Agreement.

         3.3. TIME DEVOTED TO EMPLOYMENT. Employee shall devote his full time to the business of Employer during the term of this Agreement to fulfill his obligations hereunder.

         3.4. PLACE OF PERFORMANCE OF DUTIES. The services of Employee shall be performed at Employer's place of business and at such other locations as shall be designated from time to time by Employer. However, in the event that the services to be provided by Employee require such services to be provided on a continuous basis for more than six (6) months, more than fifty (50) miles from the current headquarters of the Company, Employee may elect to be treated as if he had been terminated pursuant to Paragraph 5.1 hereof.

4. COMPENSATION AND METHOD OF PAYMENT.

    4.1 TOTAL COMPENSATION. As compensation under this Agreement, Employer shall pay and Employee shall accept the following:

    (1) For each year of this Agreement, measured from the effective date hereof, base compensation of ninety thousand dollars ($90,000), with such upward adjustments as may be approved from time to time by the Board of Directors of Employer. Such adjustments may be based on the performance of Employer, the value of Employee to Employer or any other factors considered relevant by Employer.

    (2) For each year, such stock options, bonus, supplemental or incentive compensation ("Incentive Compensation") as may be approved by the Board of Directors. However, Employee shall be entitled to such Incentive Compensation in the event other officers receive such Incentive Compensation, at the time such officers receive such Incentive Compensation, during the term of this Agreement.

    (3) Reimbursement of reasonable and necessary expenses, as determined in the judgment of the Chief Executive Officer, for Employee's performance of his responsibilities under this Agreement. In addition, Employee shall receive: (i) an automobile allowance of $600 per month which shall cover all automobile related expenses for which Employee shall otherwise be entitled to reimbursement from Employer; and (ii) reimbursement for professional development, including, but not limited to, dues, memberships, and alike, in the amount of up to $1,500 per year.

    (4) Participation in Employer's employee fringe benefit programs in effect from time to time for employees at comparable levels of responsibility. Participation will be in accordance with any applicable policies adopted by Employer. Employee shall be entitled to vacations, absences for illness, and to similar benefits of employment to the extent such benefits are generally available to employees of Employer at a comparable level of responsibility, and subject to such policies and procedures as may be adopted by Employer. Without limiting the generality of the foregoing, it is agreed that such benefits of employment shall include no less than four (4) weeks, vacation and ten (10) days' sick leave during each calendar year of employment with Employer (which shall be carried forward for a period not to exceed three (3) years and otherwise in accordance with Employer's policies); major medical and health insurance; 401K Plan participation; a term life insurance policy in the amount of $250,000; and stock option plans for officers of the Company and members of the Board of Directors. Employer further agrees that Employer or Employee shall arrange for reasonable amounts of disability insurance for Employee at the expense of Employer. Such insurance coverage and expense shall be reasonable in relation to the compensation of Employee.

    (5) Employee shall hereby be granted options to purchase 50,000 shares of Employer's Common Stock. Of the options: (ii 25,000 options shall be non-
qualified stock options, with an exercise price of $1.50 per share, 12,500 of which shall vest one (1) month following the date of this Agreement and an additional 12,500 of which shall vest six (6) months following the date of this Agreement, subject to the terms and conditions on the Non-Qualified Stock Option Agreement, a copy of which is attached hereto as Exhibit "A;" and (ii) 25,000 options shall be incentive stock options, with an exercise rice of $1.75 per share, 12,500 of which shall Vest twelve (12) months following the date of this Agreement, and an additional 12,500 of which shall vest eighteen (18) months following the date of this Agreement, subject to the terms and conditions of the Incentive Stock option Agreement, a copy of which is attached hereto as Exhibit "B." So long as applicable law allows, at the option of Employee, Employer agrees to waive payment for the exercise of the options referenced hereinabove. In such event, the Company shall issue appropriate documentation to Employee causing Employee to recognize income for such waiver of the option exercise price. In the event that applicable law will not allow for the waiver of such payment for such options, the Company shall declare Incentive Compensation of no less than the amount necessary for Employee to exercise such options.

    4.2 PAYMENT OF COMPENSATION. Employer shall pay the compensation provided for in Section 4.1 hereof as follows:

    (1) Employer shall pay the base compensation in cash, semi-monthly in twenty-four equal installments or in accordance with Employer's payroll practices for all its employees, but in no event less frequently than monthly.

    (2) Employer shall pay in cash the reimbursement of such discretionary expenses provided in Section 4.1(3) hereof.

         5.  TERMINATION OF AGREEMENT.

         5.1. BY NOTICE. This Agreement, and the employment of Employee hereunder, may be terminated by Employee or Employer upon ninety (90) days' written notice of termination; PROVIDED, HOWEVER, in the event Employer terminates this Agreement for any reason other than the occurrence of any of the events set forth in Section 5.2, Employee shall be entitled to receive the balance of the unpaid base salary which would otherwise be payable to Employer during the remainder of the term of this Agreement within thirty (30) days after such ninety (90) day notice period. However, in the event the time remaining for the term of employment under this Agreement is twenty-four (24) months or less, Employee shall be entitled to receive salary for no less than a twenty-four (24) month period, payable within thirty (30) days after such ninety (90) day notice period.

         5.2. OTHER TERMINATION. This Agreement, and the employment of Employee hereunder, shall terminate immediately upon the occurrence of any one of the following events:

         (1)  The death of Employee.

         (2)  The loss by Employee of legal capacity.

         (3) The failure by Employee to devote substantially all of his available professional time to the business of Employer or the wilful and habitual neglect of duties.

         (4) Employer's willfully engaging in an act of dishonesty constituting a crime under the laws of the state in which Employer's principal place of business is located, resulting or intending to result in gain or personal enrichment at the expense of Employer or to the detriment of Employer's business and to which Employee is not legally entitled ("Act of Dishonesty"). In the event that Employee is accused of an Act of Dishonesty and the Board of Directors after due investigation believes that such accusation has merit, Employer may suspend Employee's employment hereunder until a final determination of whether the alleged act or acts constitute an Act of Dishonesty. In the event that Employer suspends Employee's employment under this provision of this Agreement and Employee is found not to have committed an Act of Dishonesty, Employee shall, upon such finding having been made, be reinstated with all back compensation.

         (5) The continued incapacity in excess of one hundred eighty (180) days on the part of Employee to perform his duties, unless waived by Employer.

         (6)  The mutual written agreement of Employee and Employer.

         (7)  The expiration of the term of this Agreement.

         (8)  Employee's breach of this Agreement.

         5.3. EFFECT OF TERMINATION ON COMPENSATION. In the event of the termination of Employee's employment pursuant to Section 5.2 of this Agreement prior to the completion of the term of employment specified herein, Employee shall be entitled to the compensation earned by him (including any Incentive Compensation and fringe benefits pursuant to Paragraph 4.1(2) and 4.1(4)) prior to the date of such termination as provided in this Agreement. Employee shall be entitled to no further compensation, in the nature of severance pay or otherwise, upon the termination of his employment pursuant to the provisions of this Agreement.

         5.4. REMEDIES. No termination of the employment of Employee pursuant to the terms of this Agreement shall prejudice any other remedy to which any party to this Agreement may be entitled either at law, in equity, or under this Agreement.

         6.   PROPERTY RIGHTS AND OBLIGATIONS OF EMPLOYEE.

         6.1. TRADE SECRETS. For purposes of this Agreement, "trade secrets" shall include without limitation any and all of Employer's financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information pertains to the business of Employer and has not previously been publicly released by duly authorized representatives of Employer or Parent or otherwise lawfully entered the public domain.

         6.2. PRESERVATION OF TRADE SECRETS. Employee will preserve as confidential all trade secrets pertaining to Employer's business that have been or may be obtained or learned by him by reason of his employment. Employee will not, without the written consent of Employer, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of Employer.

         6.3. TRADE SECRETS OF OTHERS. Employee agrees that he will not knowingly disclose to Employer or induce Employer to use any trade secrets belonging to any third party.

         6.4. PROPERTY OF EMPLOYER. Employee agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of his employment with Employer are the property of Employer and shall not be used by him in any way adverse to Employer's interests. Employee will not knowingly allow any such documents or things, or any copies, reproductions or summaries thereof to be delivered to or used by any third party without the specific consent of Employer. Employee agrees to deliver to the Board of Directors of Employer or its designee, upon demand, and in any event upon the termination of Employee's employment, all of such documents and things which are in Employee's possession or under his control.

         6.5 NONCOMPETITION BY EMPLOYEE. During the term of this Agreement, and for a period of one (1) year following the termination of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, principal stockholder, corporate officer, director, or in any other individual or representative capacity: (i) engage or participate in that part or portion of any business that is in competition in any manner with the renal care business of Employer; (ii) during Employee's employment with Employer, divert, take away or attempt to divert or take away (and during the one year period, call on or solicit) any of Employer's clients who had a business relationship with Employer, for a period of ninety (90) days prior to the termination of Employee's employment, with respect to Employer's renal care business within the counties in the United States (for purposes of this Agreement, the term "Employer's clients" shall mean clients with Employer and those who develop a business relationship with Employer); (iii) undertake planning for or organization of any business within the counties in the United States where the Company has business operations or in any other country in which Employer is engaged in business activity competitive with Employer's renal care business within the counties in the United States where the Company has renal care business operations or in any other country in which Employer is engaged in business or combine or conspire with employees or other representative of Employer's business within the counties in the United States or in any other country in which Employer is engaged in business for the purpose of organizing any such competitive activity within the United States where the Company has business operations or in any other country in which Employer is engaged in business; or
(iv) induce or influence (or seek to induce or influence) any person who is engaged, as an employee, agent, independent contractor or otherwise by Employer within the United States where the Company has renal care business operations or in any other country in which Employer is engaged in the renal care business to terminate his employment or engagement.

         6.6 SURVIVAL PROVISIONS AND CERTAIN REMEDIES. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 6 shall survive the termination of this Agreement. The covenants in this
Section 6 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant. In the event Employee breaches any of the provisions of this Section 6, Employee agrees that Employer shall be entitled to injunctive relief in addition to any other remedy to which Employer may be entitled. For purposes of this Section 6, the term "Employer" shall include Employer, its parents and subsidiaries.

         7.   GENERAL PROVISIONS.

         7.1. NOTICES. Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally, by overnight mail, or sent by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to Employer:                   National Quality Care, Inc.
                                  Attn: Victor Gura, M.D.
                                  5901 West Olympic Boulevard
                                  Suite 109
                                  Los Angeles, California 90036
                                  Telecopier no. (213) 933-8836

If to Employee:                   Ron Berkowitz
                                  437 Terraine Avenue
                                  Long Beach, California 90814
                                  Telecopier no. (310) 494-0939

However, either party may change his/its address for purposes of this Agreement by giving written notice of such change to the other party in accordance with this Paragraph 7.1. Notices delivered personally shall be deemed effective as of the day delivered and notices delivered by mail shall be deemed effective as of seven days after mailing (excluding weekends and federal holidays).

         7.2. CHOICE OF LAW AND FORUM. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of California, County of Los Angeles. The parties agree that any dispute arising under this Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved exclusively in the courts of the State of California and the parties hereby submit to the jurisdiction of such courts for all purposes provided herein.

         7.3. ENTIRE AGREEMENT; MODIFICATION AND WAIVER. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         7.4. ASSIGNMENT. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Employee without the prior written consent of Employer. However, subject to the foregoing limitation, this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

         7.5. SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

         7.6  CORPORATE AUTHORITY.   Employer represents and warrants as of the
date hereof that Employer's execution and delivery of this Agreement to Employee and the carrying out of the provisions hereof have been duly authorized by Employer's Board of Directors and authorized by Employer's shareholders and further represents and warrants that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions thereof by Employer will result in the breach of any state regulation, administrative or court order, nor will such compliance conflict with, or result in the breach of, any of the terms or conditions of Employer's Certificate of Incorporation or Bylaws, as amended, or any agreement or other instrument to which Employer is a party, or by which Employer is or may be bound, or constitute an event of default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.

         7.7. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.8. HEADINGS AND CAPTIONS. Headings and captions are included for purposes of convenience only and are not a part hereof.

         7.9. CONSULTATION WITH COUNSEL. Employee acknowledges that he has had the opportunity to consult with counsel independent of Employer or Employer's counsel, Matthias & Berg LLP, regarding the entering into of this Agreement and has done so to the extent he sees fit.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above at Los Angeles, California.


                                       "Employer"

                                       NATIONAL QUALITY CARE, INC.
                                       a Delaware corporation

                                       By: /s/ Victor Gura, M.D.
                                          -----------------------
                                          Victor Gura, M.D.
                                          Chief Executive Officer



                                       "Employee"



                                       By: /s/ Ron Berkowitz
                                          -----------------------
                                          Ron Berkowitz